Exhibit 24
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ernie Herrman and Scott Goldenberg and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the form 10-K to be filed by The TJX Companies, Inc. for the fiscal year ended January 30, 2021 and any or all amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Ernie Herrman, Chief Executive Officer, President and Director (Principal Executive Officer)	Scott Goldenberg, Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Zein Abdalla Zein Abdalla, Director	/s/ Michael F. Hines Michael F. Hines, Director
/s/ José B. Alvarez José B. Alvarez, Director	/s/ Alan M. Bennett Alan M. Bennett, Director

/s/ Alan M. Bennett Alan M. Bennett, Director	/s/ Carol Meyrowitz Carol Meyrowitz, Executive Chairman of the Board of Directors

/s/ Rosemary T. Berkery Rosemary T. Berkery, Director	/s/ Jackwyn L. Nemerov Jackwyn L. Nemerov, Director
/s/ David T. Ching David T. Ching, Director	/s/ John F. O’Brien John F. O’Brien, Director
/s/ C. Kim Goodwin C. Kim Goodwin, Director	/s/ Willow B. Shire Willow B. Shire, Director

Dated: March 31, 2021